Chuy’s Holdings, Inc. Provides COVID-19 Update

AUSTIN, Texas, March 30, 2020 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today provided a business update in light of the nationwide effort to contain the spread of COVID-19, including mandated restrictions on in-restaurant dining.
At the present time, 92 of the Company’s 101 restaurants have transitioned to an off-premise operating model and continue to serve guests through enhanced take-out and delivery. The remaining nine restaurants have closed temporarily. Chuy’s guests can continue to order many of their favorite menu items and more through the Company’s on-line ordering system and our national delivery partner DoorDash that has waived delivery fees for first time Chuy’s customers through the first of April. Additionally, Chuy’s continues to partner with Grubhub, BiteSquad, Waitr and other local delivery services in some markets.
“We remain committed to ensuring that our loyal guests can continue to enjoy many of our freshly prepared, craveable Mexican-inspired offerings in the comfort and safety of their homes, given the ongoing restrictions on our dining operations,” said Steve J. Hislop, Chuy’s Chief Executive Officer. “In these unprecedented times, I’m particularly grateful for the hard work and sacrifices our teams continue to make to service our communities. We stand by each one of our team members and all of our loyal guests and look forward to resuming normal operations at our locations as conditions permit.”
Hislop added, “We are fortunate to be facing the current challenges with a strong balance sheet, however we are taking every precaution to maintain our financial flexibility. During the last week, we have drawn down the available balance of our credit facility, deferred non-essential capital expenditures including delaying or canceling our new restaurant openings for 2020, significantly reduced staffing and our operating expenses to reflect reduced sales volumes and suspended our share repurchase activity. In addition, we are eliminating all non-essential General and Administrative spending for the year. We believe these actions will allow us to navigate the near-term challenges of the COVID-19 virus while maintaining the long-term health of our business.”
As a precautionary measure, the Company has increased its cash position by drawing down the $25 million balance under its revolving credit facility. At the end of fiscal 2019, the company had no debt under its current facility.  With the draw down and existing cash, the Company has over $28 million of cash and cash equivalents on hand.
The Company has also taken steps to place approximately 40% of its corporate and administrative staff on furlough. In addition, we have temporarily suspended all board fees and all necessary corporate and administrative staff, including senior management and other salaried employees, will have their pay temporarily reduced by 25% to 75%. The Company will continuously adjust its response to the pandemic until its threat to the Company’s operations fades and it is safe to reopen its restaurants.
Due to the ongoing uncertainty around the magnitude and duration of the COVID-19 pandemic, the company has withdrawn its financial guidance for fiscal year 2020. This includes the delay or cancellation of all non-essential planned capital expenditures for 2020. Total capital expenditures were expected to range between $23 million and $30 million for the year.
The Company currently expects to provide an update of the business during its first quarter 2020 earnings call.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company's plan to respond to the pandemic and provide an update of the business are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment and closed restaurant costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com

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